SCHEDULE 14A
                           (Rule 14a-101)

              INFORMATION REQUIRED IN PROXY STATEMENT

                      SCHEDULE 14A INFORMATION

    Proxy Statement Pursuant to Section 14(a) of the Securities
               Exchange Act of 1934 (Amendment No. 1)


x Filed by the registrant

Filed by a party other than the registrant

Check the appropriate box:
 Preliminary proxy statement
 Definitive proxy statement
x Definitive additional materials
 Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12


                  Bedford Property Investors, Inc.
          (Name of Registrant as Specified in Its Charter)

                          Donald A. Lorenz
             (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):
 $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or
14a-6(i)(2).
 $500 per each party to the controversy pursuant to Exchange Act Rule
14a-6(i)(3).
 Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

x  Fee paid previously with preliminary materials.

  Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount previously paid:

(2) Form, schedule or registration statement no.:

(3) Filing party:

(4) Date filed:




_________________________

* Set forth the amount on which the filing fee is calculated and state how it was determined.






October 17, 1995



Dear Shareholder:

At our Annual Meeting on September 13, 1995, all of our proposals contained in the Proxy Statement were approved except the amendment of our charter to delete the provisions of Article VIII regarding business combinations. As more fully described in the Proxy Statement, this proposal would eliminate the requirement of an 80% vote of shareholders prior to any liquidation, merger, or other business combination with interested parties. As of today, we have the approval of 75.74% of the outstanding shares. We have kept the Annual Meeting open as to only this proposal until November 2nd to see if we will get the balance of the votes.

According to our latest records, we have not received your proxy card. Regardless of the number of shares you own, it is important that they are represented at the meeting. If you haven't previously mailed your proxy card, please take a moment to sign, date, and mail the enclosed duplicate proxy card promptly in the return envelope provided for your convenience.

If you have already mailed your proxy card, please disregard this letter and accept our thanks.

Yours truly,

/s/ PETER B. BEDFORD

Peter B. Bedford
Chairman of the Board and
Chief Executive Officer



PBB/jim

Enclosures